Sonic Foundry Special Committee Announces Acceptance of Burish Stock Purchase Offer

MADISON, Wis. — April 27, 2020 — Sonic Foundry, Inc. (the “Company”) (OTC Pink Sheets: SOFO) announced today that its Special Committee of Independent and Disinterested Directors (the “Special Committee”) has accepted an offer from Mr. Mark Burish to purchase all outstanding shares of the Company’s common stock not presently held by Mr. Burish at $5.00 per share. The transaction is expected to close in the third calendar quarter of 2020. As previously announced, the Company formed the Special Committee to consider strategic alternatives.

Mr. Burish has served as Chairman of the Board of Directors of Sonic Foundry since October 2011. The offer is not dependent upon a financing contingency, however, it is subject to customary terms and conditions, agreement on final definitive documents, and approval of the Special Committee, as well as the holders of a majority of shares not held by Mr. Burish or his affiliates.

“During the last eight months, the Special Committee conducted a thorough and independent process through which we carefully reviewed a number of strategic alternatives. With the assistance of our independent financial advisor, Silverwood Partners, a broad array of potential financial and strategic buyers were contacted. Following that extensive process, we determined it is in the best interest of Sonic Foundry’s shareholders to accept the $5.00 per share offer from Mr. Burish. We are particularly pleased that the transaction represents a substantial premium for our shareholders measured from the onset of the Special Committee’s formation.” said David Slayton and Nelson Murphy, members of the Special Committee.

Sonic Foundry previously announced its Special Committee retained Silverwood Partners LLC, a Boston-based investment banking firm specializing in digital media technology, to evaluate strategic alternatives for Sonic Foundry and its Mediasite video streaming and video management solutions business. Gordon Feinblatt LLC was also retained by the Special Committee as its independent legal counsel.
Additional Information About the Transaction
The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”), which will more fully describe the terms and conditions of the transaction upon completion of final definitive documents. The 8-K will also be available on the SEC’s website (http://www.sec.gov).
In connection with the transaction, the Company will file with the SEC a proxy statement on Schedule 14A as well as a Schedule 13E-3 Transaction Statement (the “Schedule 13E-3”). This press release is not a substitute for the proxy statement or Schedule 13E-3 that the Company will file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and Schedule 13E-3 (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting Sonic Foundry’s Investor Relations department at by telephone at (608) 443-1600 or by e-mail at engage@sonicfoundry.com.

About Sonic Foundry®, Inc.
Sonic Foundry (OTC: SOFO) is the global leader for video capture, management and streaming solutions. Trusted by more than 5,200 educational institutions, corporations, health organizations and government entities in over 65 countries, its Mediasite Video Platform quickly and cost-effectively automates the capture, management, delivery and search of live and on-demand streaming videos. Learn more at www.mediasite.com and @mediasite.

© 2020 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Media Relations:
Nicole Wise, Director of Communications
920.226.0269
nicolew@sonicfoundry.com